As filed with the Securities and Exchange Commission on October 21, 2009
Registration No. 333-139060

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NATIONAL LAMPOON, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4053296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8228 Sunset Boulevard Los Angeles, California	90046
(Address of principal executive offices)	(Zip Code)

National Lampoon, Inc. (formerly J2 Communications, Inc.) Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan
(Full title of the plan)

Timothy S. Durham National Lampoon, Inc. 8228 Sunset Boulevard Los Angeles, California 90046
(Name and address of agent for service)

(310) 474-5252
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES

National Lampoon, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-139060) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under the National Lampoon, Inc. Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan (originally titled the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan and referred to herein as the “Plan”). On December 1, 2006, the Registrant filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement, which registered 6,767,446 shares of Common Stock to be offered or sold under the Plan.

The Registrant intends to suspend all reporting obligations by filing with the Commission a Form 15.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing.  Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on October 20, 2009.

National Lampoon, Inc.

By:	/s/Timothy S. Durham
Timothy S. Durham
Chief Executive Officer

By:	/s/Rick Snow
Rick Snow
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

October 20, 2009	/s/ Timothy S. Durham
Timothy S. Durham
Chief Executive Officer and Director

October 20, 2009	/s/ Rick Snow
Rick Snow
Interim Chief Financial Officer

October 20, 2009	/s/ James P. Jimirro
James P. Jimirro, Director

October 20, 2009	/s/ Duncan Murray
Duncan Murray, Director

October 20, 2009	/s/ Daniel S. Laikin
Daniel S. Laikin, Director

October 20, 2009	/s/ David Tomek
David Tomek, Director